Exhibit 16.2

September 15, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for ViaSpace Technologies LLC and performed the review of VIASPACE Inc. (the “Company”) for the quarterly period June 30, 2005. We have read the Company’s current report on 8-K dated September 15, 2005 and are in agreement with the paragraphs of Item 4.01 (a) that discuss Jaspers + Hall, PC. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/s/ Jaspers + Hall, PC

JASPERS + HALL, PC